SEVERANCE AND CHANGE IN CONTROL AGREEMENT


               AGREEMENT, dated as of January 1, 1997, by and between GALOOB TOYS, INC., a Delaware corporation (the "Company"), and ROGER J. KOWALSKY (the "Employee").

                                    PREAMBLE

               The Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders for the Company to revise and restate the termination arrangements with the Employee in the event the Employee should leave the employ of the Company under the circumstances described in this Agreement. In part, this Agreement is being executed and delivered to help assure a continuing dedication by the Employee to his duties to the Company notwithstanding the occurrence of a business combination proposal. In particular, the Compensation Committee believes it imperative, should the Company receive proposals from third parties with respect to its future, to enable the Employee, without being influenced by the uncertainties of his own situation, to assess and advise management and the Board of Directors whether such proposals would be in the best interest of the Company and its stockholders and to enable the Employee to take such other action regarding such proposals as the Board of Directors might determine to be appropriate.

               NOW, THEREFORE, in view of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the Company and the Employee hereby agree as follows:

               1.     EFFECTIVE DATE AND TERM OF AGREEMENT.

               (a) This Agreement is effective and binding on both parties as of the date hereof and, shall continue in effect through the second anniversary of the date hereof (the "Expira tion Date"); provided, however, that, if a Change in Control (as defined in Section 3(a) hereof) shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the Expiration Date.

               (b) Nothing in this Agreement shall affect any right which the Employee may otherwise have to terminate his employment from the Company. Likewise, nothing in this Agreement shall affect any right which the Company may have to terminate the Employee's employment at any time in any lawful manner, except the obligation of the Company to make the payments provided for herein.

               2.     EMPLOYMENT AND SEVERANCE.

               (a) Subject to Section 3(c) below, if the Employee is terminated by the Company for reasons other than "for Cause" or due to the Employee's "Disability" (as those terms, respectively, are defined in Sections 3(d)(ii) and (i) hereof), such Employee shall receive a continuation of his Base Salary (as defined in Section 3(d)(iii) hereof) and certain other benefits as hereinafter provided ("Other Benefits", and collectively with such Base Salary, "Severance Benefits") for a period of twelve (12) months from and after the Date of Termination (as defined in Section 3(d)(iv)) ("Extension Period"); provided, however, that from and after the Date of Termination the Employee shall not receive or be entitled to any continuation of any bonus, incentive or profit sharing participation or eligibility for any part or all of the Company's fiscal year in which the Date of Termination occurs or for any part of the Extension Period. Except as provided below, such Base Salary during the Extension Period shall be paid in accordance with the Company's normal payroll schedule. If, however, during the Extension Period the Employee commences regular full-time employment elsewhere, the ongoing Severance Benefits shall cease as of the date of commencement of such employment; provided, however, that as of such date a calculation shall be made to determine the aggregate amount of Base Salary (excluding Other Benefits) that remains unpaid and which the Employee would have otherwise been entitled to receive during the remaining portion of the Extension Period, and the Company shall promptly pay the Employee a lump sum (minus withholdings and other required deductions) of an amount equal to one-half (1/2) of such unpaid amount.

               (b) The Other Benefits referred to in Section 2(a) above include all medical, health and welfare and insurance benefits that were in effect and in which the Employee participated as of the Date of Termination and these will continue during the Extension Period until the earlier to occur of twelve (12) months from the Date of Termination or the date the Employee becomes eligible for benefits from a subsequent employer. The provisions and conditions covering these Other Benefits, including but not limited to the amount of any contributions to be made by the Employee on a monthly or other periodic basis, will be governed by the various plans as they are in effect from time to time. Notwithstanding the foregoing, earned Flexible Time Off ("FTO") shall stop accruing and/or being earned as of the Date of Termination and all contributions to the Company's 401K and "cafeteria" benefit plan shall stop as of the Date of Termination. The Employee shall however be entitled to receive the amount of any accrued but unused FTO or vacation time to which the Employee is entitled through the Date of Termination and any amounts to be paid to the Employee pursuant to any deferred compensation plan.

               (c) The Employee's automobile allowance and automobile program benefits, including Company gasoline credit card and reimbursement for maintenance, insurance and other auto-related expenses, will cease as of the Date of Termination and shall not be extended to the Employee during the Extension Period.

               (d) For purposes of this Agreement, "regular full-time employment elsewhere" shall not include or be deemed to include any situation where the Employee becomes self-employed, or any self-employment circumstances where the Employee owns or controls at least 51 percent of the stock or other controlling equity of an entity that serves as the Employee's employer and was created after the Date of Termination solely for the purpose of the Employee's ongoing employment.

               (e) In the event of (i) a termination for Cause, whether before or after a Change in Control, or (ii) the voluntary termination by the Employee of his employment at any time other than as provided for in Sections 3 and 4, the Company shall pay the Employee no later than five (5) days after the Date of Termination his Base Salary through the Date of Termination, the amount of any accrued but unused FTO or vacation time to which the Employee is entitled through the Date of Termination, and any amounts to be paid to the Employee pursuant to any deferred compensation plan. Except as provided in the preceding sentence, and except for other payments routinely owed to the Employee by the Company for such items as travel and expense reimbursement, the Company shall have no further obligations to the Employee under this Agreement or otherwise.

               3.     TERMINATION FOLLOWING CHANGE IN CONTROL.

               (a) For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

                      (i) A person or entity or group of persons or entities, acting in concert, shall become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the issued and outstanding common stock of the Company (a "Significant Owner"), unless such shares are originally issued to such Significant Owner by the Company; or

                      (ii) The majority of the Company's Board of Directors is no longer comprised of the incumbent directors who constitute the Board of Directors on the date of this Agreement and any other individual(s) who becomes a director subsequent to the date of this Agreement whose initial election or nomination for election as a director, as the case may be, was approved by at least a majority of the directors who comprised the incumbent directors as of the date of such election or nomination; or

                      (iii) The Company's common stock, par value $.01 per share, shall cease to be publicly traded; or

                      (iv) A sale of all or substantially all of the assets of the Company; or

                      (v) The Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (ii) or (iii) above, and such transaction shall have been consummated.

               (b) In the event that any person or organization commences a tender or exchange offer, circulates a proxy statement to the Company's stockholders, or takes other steps designed to effect a Change in Control of the Company, the Employee agrees that, in order to receive the benefits provided by Sections 3 and 4 of this Agreement, he will not voluntarily leave the employ of the Company and will continue to perform his regular duties and to render his regular services, until such person or organization has abandoned or terminated his or its efforts to effect a Change in Control or until a Change in Control has occurred. Should the Employee voluntarily terminate his employment before a Change in Control of the Company has so occurred, he shall not be entitled to the payments provided for in Sections 3 and 4 hereof.

               (c) If a Change in Control of the Company shall have occurred, the Employee shall be entitled (in lieu of the payments and benefits provided for in Sections 2(a) and 2(b)) to the payments and benefits pursuant to Section 4 hereof upon the subsequent voluntary or involuntary termination of his employment, unless such termination is (i) due to the Employee's death or (ii) by the Company by reason of the Employee's Disability or for Cause.

               (d)    For purposes of this Agreement:

                      (i) "Disability" shall mean that, as a result of the Employee's incapacity due to physical or mental illness or injury, the Employee has been absent from the full-time performance of his duties with the Company for six (6) consecutive months and within thirty (30) days after Notice of Termination is given to the Employee, he has not returned to the full-time performance of his duties for a period of at least 14 consecutive days. Any question as to the existence of Disability shall be determined by a qualified independent physician selected by the Employee (or, if he is unable to make such selection, such selection shall be made by any adult member of the Employee's family) and approved by the Company. The written determination of such physician shall be final and conclusive for purposes of this Agreement.

                      (ii) "for Cause" shall mean: (A) The willful and continued failure by the Employee to substantially perform his duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness or injury); or (B) The willful engagement in conduct by the Employee which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (C) Conviction for a felony or other crime punishable by imprisonment for more than one (1) year, or the entering of a plea of nolo contendere thereto.

                      (iii) "Base Salary" shall mean (A) if a Change in Control has occurred, the annual base salary of the Employee in effect immediately prior to the Change in Control of the Company or immediately prior to the Date of Termination, whichever is greater, and (B) if no Change in Control has occurred, the annual base salary of the Employee in effect immediately prior to the Date of Termination. Base Salary does not include any amounts paid for automobile allowance.

                      (iv) "Date of Termination" shall mean (A) if the Employee's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the full-time performance of his duties for a period of at least 14 consecutive days during such thirty (30) day period) and (B) if the Employee's employment is terminated otherwise by the Company or the Employee, the date specified in the Notice of Termination.

               (e) "Notice of Termination" shall mean a written notice of termination communicated in writing by one party to the other party hereunder in accordance with Section 6(e) hereof.

               4.  PAYMENTS UPON TERMINATION.

               If required pursuant to Section 3(c) hereof, the Company will pay to the Employee as compensation for services rendered:

               (a) Not later than the 5th day after the Date of Termination, the Employee's Base Salary through the Date of Termination, the amount of any accrued but unused FTO or vacation time to which the employee is entitled through the Date of Termination, and any amounts to be paid to the Employee pursuant to any deferred compensation plan; and

               (b) If the Date of Termination is within twelve (12) months following a Change in Control, the Employee shall also receive the following:

                      (i) no later than ten (10) days after such Date of Termination, a lump sum payment (minus withholdings and other required deductions) of an amount equal to three (3) times the Employee's Base Salary, plus thirty-six (36) times the amount to which the Employee was then entitled immediately prior to the Change in Control for the monthly automobile allowance; and

                      (ii) no later than ten (10) days after such Date of Termination, an additional lump sum payment (minus with-holdings and other required deductions) of an amount equal to three (3) times the greater of (x) the bonus, if any, that was actually paid to the Employee for the year's results for the Company's fiscal year immediately preceding the year in which the Date of Termination occurs, (y) the percentage of maximum bonus otherwise payable for the full fiscal year in which the Date of Termination occurs assuming performance relative to plan for the entirety of such fiscal year was the same as performance relative to plan year to date as of the Date of Termination, or
(z) the average bonus actually paid to the Employee for the five fiscal years immediately preceding the year in which the Date of Termination occurs (for the purpose of this Section 4(b)(ii), " bonus" shall include regular annual bonus payments, annual PIC bonus payments, annual super performance bonus payments and any other designated annual (as opposed to long-term) bonus payments); and

                      (iii) commencing upon the Date of Termination:

                             (1) All Other Benefits that were in effect and in
which the Employee participated immediately prior to the Change in Control, for the period of the earlier to occur of thirty-six (36) months following the Date of Termination or the date the Employee becomes eligible for benefits from a subsequent employer. The provisions and conditions covering these Other Benefits, including but not limited to the amount of any contributions to be made by the Employee on a monthly or other periodic basis, shall be governed by the various plans as they are in effect from time to time. Notwithstanding the foregoing, earned FTO shall stop accruing and/or being earned as of the Date of Termination and all contributions to the Company's 401k and "cafeteria" benefit plan shall stop as of the Date of Termination.

                             (2) In addition to the lump sum payment of the
monthly automobile allowance, for the period of thirty-six (36) months following the Date of Termination the Employee shall be entitled to continue to receive reimbursement for items such as automobile maintenance, insurance and other auto-related expenses, including the use of a Company gasoline credit card, all in accordance with the Company's executive automobile allowance and reimbursement program as it is in effect immediately prior to the Change in Control; or

               (c) If during the next twelve (12) months following the first anniversary of the Change in Control, the Employee is terminated involuntarily by the Company other than for Cause, the Employee shall be entitled to receive all of the payments and benefits provided for in Sections 2(a) and 2(b) hereof, except that all references to "12 months" shall read "24 months".

               (d)(i) In the event that any payment or benefit received or to be received by the Employee pursuant to the terms of this Agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would, in the written opinion of independent tax counsel selected by the Company and reasonably acceptable to the Employee ("Tax Counsel"), which opinion will be provided to both the Employee and the Company, be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (in whole or in part), as determined as provided below, the Payments shall be reduced as provided herein, (but not below zero) until no portion of the Payments would be subject to the Excise Tax. For purposes of this limitation, (i) no portion of the Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing shall be taken into account, (ii) only the portion of the Payments which in the opinion of Tax Counsel constitute a "parachute payment" within the meaning of
Section 280G(b)(2) of the Code shall be taken into account, (iii) the Payments shall be reduced only to the extent necessary so that the Payments would not be subject to the Excise Tax, in the opinion of Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in such payments shall be determined in accordance with the principles of Sections 280G(d)(3) and
(4) of the Code. The Employee shall make the determination, by written notice to the Company, at his sole discretion, as to exactly how the Payments shall be reduced, and shall select from among the Payments those to be so reduced, unless the Employee refuses to make such a determination, whereupon the Company shall determine the Payments reduction. To assist the Employee in making the foregoing determination, the Company shall require the Tax Counsel to counsel and advise the Employee, at the Company's expense, as to how to reduce the Payments so the maximum net economic value can be achieved by the Employee.

                      (ii) If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of Section 4(d)(1) hereof, any Payments paid to the Employee or for his benefit exceeded the limitation contained in Section 4(d)(1) hereof, then the Employee shall pay to the Company, within 90 days of receipt of notice of such final determination or opinion, an amount equal to the sum of the excess of the Payments paid to him or for his benefit over the maximum Payments that should have been paid to or for his benefit taking into account the limitations contained in Section 4(d)(1) hereof; provided, however, that (x) the Employee shall not be required to make any payment to the Company pursuant to this Section 4(d)(ii),(A) if, and to the extent that, such final determination requires the payment by him of an Excise Tax by reason of any Payment or portion thereof, or (B) in the case of the opinion of Tax Counsel, until the expiration of the applicable statute of limitations or a final determination of a court or an Internal Revenue Service proceeding that no Excise Tax is due and (y) the Employee shall only be required to make a payment to the Company pursuant to this Section 4(d)(ii) to the extent such payment is deductible or otherwise reduces the Employee's tax liability for federal income tax purposes. If for any reason hereunder, the Employee is required to pay any Excise Tax, the Company shall pay the Employee an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, the Employee shall retain an amount equal to the Payment minus all ordinary taxes on the Payment. It is the intent of the parties that, in connection with this Section 4(d)(ii), the Company shall be responsible for, and shall pay the Employee, any amount constituting Excise Tax on any Payment and Gross-Up Payment and any taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment.

                      (iii) If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of Section 4(d)(i) hereof, any Payments paid to him or for his benefit were in an amount less than the maximum Payments which could be payable to him without such payments being subject to the Excise Tax, then the Company shall pay to him, within ninety days of receipt of notice of such final determination or opinion, an amount equal to the sum of (A) the excess, if any, of the payments that should have been paid to him or for his benefit over the payments paid to or for his benefit and (B) interest on the amount set forth in clause (A) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the Date of his non-receipt of such excess until the date of such payment.

               5.     STOCK OPTIONS

               In the event of a Change in Control, unless the employment of the Employee is terminated for Cause, (i) all then outstanding stock options granted to the Employee under the Amended and Restated 1984 Employee Stock Option Plan and the 1994 Senior Management Stock Option Plan shall become immediately exercisable without regard to any installment or vesting provisions that may have been made part of the terms and conditions of such options. If the Employee voluntarily terminates his employment with the Company within 12 months following a Change in Control for a reason other than death or Disability, or if the Employee is terminated by the Company within 24 months following a Change in Control other than for Cause, any and all then outstanding stock options and stock appreciation rights granted to such employee under the 1996 Share Incentive Plan shall become immediately exercisable.

               6.     GENERAL

               (a) Subject to the second sentence hereof, the Company shall pay to the Employee reasonable attorneys' fees that may be incurred by the Employee in enforcing the terms of this Agreement. If litigation or an arbitration proceeding ensues, and the Employee prevails in such litigation or arbitration, the Company shall promptly reimburse the Employee for his attorneys' fees and disbursements incurred in such litigation or arbitration proceeding and pay prejudgment interest on any money judgment obtained by the Employee calculated at the base rate of interest charged from time to time by Citibank, N.A. from the date that payment should have been made under this Agreement.

               (b) The Company's obligation to pay the Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Employee or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and if Employee obtains such other employment, any compensation earned by Employee pursuant thereto shall not be applied to mitigate any payment made to Employee pursuant to this Agreement except as expressly provided herein.

               (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other-wise) to all or substantially all of the business and/or assets of the Company, by written agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement required by this Section 5(c), or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

               (d) This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or, if there be no such designee, to the Employee's estate.

               (e) For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Employee:

               ROGER KOWALSKY
               62 GRENARD TERRACE
               SAN FRANCISCO, CA 94109

               If to the Company:

               Galoob Toys, Inc.
               500 Forbes Blvd.
               South San Francisco, California  94080
               Attn:  President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               (f) This Agreement shall constitute the entire agreement between the Employee and the Company concerning the subject matter hereof, and performance of its obligations hereunder by the Company shall constitute full settlement and release of any claim or cause of action, of whatso ever nature, which the Employee might otherwise assert or claim against the Company or any of its directors, stockholders, officers or employees on account of any termination. This Agreement supersedes the letter agreement, dated July 15, 1995, between the Company and the Employee, and such letter agreement is hereby terminated and of no further force or effect. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

However, this Agreement is in addition to and not in lieu of any other plan providing for payments to or benefits for the Employee or any agreement now existing or which hereafter may be entered into between the Company and the Employee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the provisions, principles, or policies thereof relating to choice or conflict of laws.

               (g) The invalidity or unenforceability of any provision of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               (h) Except as otherwise explicitly provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his right to be paid as provided in this Agreement in the event of any dispute.

               (i) The masculine or neuter gender shall include the feminine gender. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


GALOOB TOYS, INC.                                  /s/ Roger J. Kowalsky



By:   /s/ William G. Catron
     ----------------------------
   Name:  William G. Catron
   Title: Executive Vice President